Exhibit 10.34

                               Reseller Agreement


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                                                                  Exhibit 10.34


                           PITNEY BOWES OF CANADA LTD.
                          IMAGISTICS INTERNATIONAL INC.
                        RESELLER AGREEMENT ("AGREEMENT")

Agreement made this 22nd day of December 2003 by and between Pitney Bowes of Canada, LTD. and Imagistics International Inc. This Agreement shall replace and supersede the agreement between the parties dated November 1, 2001.

The parties hereby agree as follows:

I.     DEFINITIONS/GRANT
       -----------------

       A.     PURCHASER: Pitney Bowes of Canada Ltd. ("PBC")

       B.     SUPPLIER: Imagistics International Inc. ("Imagistics")

       C. GRANT: For as long as this Agreement is in effect, Imagistics hereby grants to PBC, its subsidiaries, divisions and dealers who agree to be bound by the terms of this Agreement, the non-exclusive right to purchase for resale and the non-exclusive right to use, sell, lease or otherwise market within Canada (the "Territory"), certain Imagistics equipment, accessories, spares, parts, superseded parts and supplies ("Products") as set forth hereinafter, and authorizes PBC to use, market, resell, lease, install and service the such Products.

       D.     DEFINITIONS:

              i) "New Equipment" shall mean units that are assembled for the first time, with entirely new components and purchased by Imagistics from its suppliers pursuant to orders placed by PBC.

              ii) "Used Equipment" shall mean equipment that has been operated and sold to PBC by Imagistics "as is" in the configuration, agreed upon by the parties.

              iii) "Refurbished/Remanufactured Equipment" shall mean used units of equipment that are disassembled and their parts cleaned and reconditioned. The units are reassembled from new, used, and reprocessed parts meeting component specifications. The units are then retested to ensure that they meet model specifications.

              iv) "Emergency Parts" shall mean any part PBC requires to meet an urgent customer request.

              v) "Delivery" shall mean FOB for Products sent via ship or FCA for Products shipped via air or rail, (1) with respect to New Equipment, parts, supplies and accessories, point of origin; and (ii) with respect to equipment, parts, supplies and accessories other than for New Equipment, Imagistics' applicable warehouse as negotiated by the parties.

              vi) "Legacy Parts & Supplies" shall mean parts and supplies for any Products launched before June 1, 2003.


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II.    TERM AND RENEWALS
       -----------------

       A. The term of the Agreement shall be for a period of two (2) years commencing as of December 22, 2003 (the "Effective Date"). The Agreement may be renewed by the parties for additional annual periods provided that any such agreement as to such renewal is reached by the parties no later than six (6) months prior to the end of the term. Notwithstanding the foregoing, all orders placed by PBC in December 2003 shall be subject to the terms of this Agreement, including pricing.

       B. Six months prior to the end of the term, or any renewal term, the parties shall meet to discuss (i) whether or not the Agreement will be renewed for an additional year and (ii) the terms and conditions upon which the Agreement will be renewed.

       C. Imagistics and PBC shall have the right to terminate this Agreement upon the occurrence of any of the following events of default:

              i) A party fails to perform any material obligation under this Agreement and such failure continues unremedied for a period of thirty (30) days after the non-defaulting party provides written notice as to the failure to perform;

              ii) A proceeding is commenced by or against a party under any law relating to bankruptcy, or a court assumes jurisdiction of a party's assets under any law authorizing reorganization of its debts, or a trustee or receiver shall be appointed for all or a substantial portion of the party's assets;

              iii) A party shall become insolvent or suspends its business for any length of time; or

              iv) A party shall make an assignment of its assets for the benefit of its creditors.

III.   EQUIPMENT ORDERING AND ADMINISTRATION
       -------------------------------------

       A. ORDERING: All PBC orders with Imagistics will be placed by the Purchasing Department of PBC ("PD") in accordance with the process in, and in the form as mutually agreed to by the parties, provided, however, that orders (1) with respect to New Equipment that request delivery outside of the standard lead times as agreed to by the parties from time to time, (2) with respect to equipment other than New Equipment (e.g. Used Equipment, Remanufactured Equipment and Refurbished Equipment) and (3) with respect to equipment that has been discontinued by the manufacturer, all will be subject to the prior approval of Imagistics, which shall be provided to PBC within three (3) business days from receipt of a PBC order.

              All parts & supply orders will be placed by the PD with a Purchase Order (PO) reference. All Order Agreements and parts & supply orders will be processed by the PD, and no orders may be accepted from any other location. All supply orders will note a PO number, which must be noted in the section reserved for Purchase Order number on the Imagistics invoice.

              Once an order is accepted, Imagistics will use reasonably commercial efforts to ensure that the manufacturer delivers the product to PBC at the F.O.B. point in a timely and marketable condition in accordance with applicable deadlines, and will not be diverted for any reason. In the event that the ship date is delayed for any reason by the manufacturer, Imagistics shall pass on to PBC the benefit of any remedies from the manufacturer in connection with any such delay.

              A single point of contact will be provided by Imagistics for PBC to place orders.


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       B.     BILLING: The sole "Bill To" address for PBC is:

                      Pitney Bowes of Canada Ltd.,
                      5500 Explorer Drive,
                      Mississauga, ON,
                      L4W 5C7
                      Canada
                      Attention:  Accounts Payable

              All invoices sent by Imagistics to PBC for Legacy Parts and Supplies shall be accompanied with a copy of the manufacturer's invoice for such equipment. Invoices may not be sent to any other location for any reason. All inquiries for billing and collection, including aging statements and dunning letters, will be directed to the PD at the address shown above.

              The PBC billing contact for billing and collection issues shall be Richard Perri.

       C. PAYMENT: Payment on all invoices will be due to Imagistics within 7 days of invoice receipt; provided, however that in no event shall payment on an invoice(s) exceed the amount of the related purchase order(s) except if due to currency fluctuations (excluding yield sharing arrangements). Payment method will be made by wire transfer of immediately available funds to such account as Imagistics shall advise from time to time. Imagistics may reject any Product order if PBC has an overdue balance except where the parties have a good faith dispute. Any amount due on an invoice not timely paid and not subject to a good faith dispute shall bear interest at the rate of 4% per annum from its due date for the first year of this Agreement, and thereafter on the anniversary date shall be adjusted to the prime rate as set forth in the Wall Street Journal, not to exceed 6%.

       D. INVOICE ADJUSTMENTS. PBC shall have 30 days from the date it receives a shipment at PBC dock in Canada to notify Imagistics of any discrepancies between the PO and the bill of lading. PBC shall notify the carrier at the time of unloading of any differences between the bill of lading and the actual Products received, and PBC shall request adjustments with respect to any discrepancies from the carrier.

       E. PRODUCT DELIVERY: Imagistics and PBC will agree to standard delivery lead-times for different type of purchases, which may be adjusted from time to time by Imagistics. PBC shall benefit from any delivery lead time reductions negotiated by Imagistics provided PBC meets the criteria for same.

       F. BRANDING. All Equipment shall be branded with Imagistics name and logos. Any co-branding by PBC must be pre-approved by Imagistics and such pre-approval shall not be unreasonably withheld by Imagistics. PBC will, at PBC's expense, co-brand with Imagistics the Products, cartons, collateral and supplies, at a facility of PBC's choice. Imagistics will provide electronic copies of marketing collateral and operator guides in a form that can be modified to enable PBC to develop co-branded versions of these items. Any proposals for co-branding the Products shall be provided to Imagistics by January 1, 2004, and thereafter for newly added products or changes to any items at least 30 days prior to the submission of the purchase order.


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IV.    EQUIPMENT AND PRICING
       ---------------------

       A. All Equipment, Accessories, Parts, Emergency Parts, and Supplies prices shall be calculated as follows:

              i) For New Equipment, and accessories, spares, parts and supplies therefore, as set mutually agreed to by the parties.

              ii) PBC shall pay all costs of shipping all Products, including freight, duty and insurance, from either Imagistics or the third party vendor to PBC, as applicable.

              iii) PBC shall pay to Imagistics a premium for each Emergency Part as mutually agreed to by the parties. All Emergency Parts shall be provided subject to availability. Unless otherwise notified by Imagistics, PBC expects all Emergency Parts to be new parts and not used, refurbished or remanufactured.

              iv) Refurbished/Remanufactured and Used Equipment, and accessories, spares, parts and supplies therefore shall be priced as quoted by Imagistics at the time of such request for same.

              v) Subject to availability, Imagistics shall accept orders for Emergency Parts. PBC shall be entitled to submit a maximum of 1 order per week with 10 line items per order and 10 pieces per line item.

       B. Legacy Parts and Supplies will be billed as mutually agreed to by the parties.

       C. In the case of large deals (defined as 500 or more units to a single account), Imagistics will use its best efforts to obtain special pricing from its suppliers and shall pass these along to PBC.

       D. PBC reserves the right to audit Imagistics' inspection records it has with its suppliers. PBC shall also conduct incoming inspections of all ordered Products.

V.     WARRANTY
       --------

       A. For each unit of New Equipment, and accessories, spares, parts and supplies therefore, Imagistics, to the extent allowable, hereby transfers to PBC all warranties and indemnifications that it holds from the equipment manufacturers, which may be changed from time to time in Imagistics sole discretion providing PBC receives the same warranties and indemnifications from the equipment manufacturers as Imagistics. Imagistics shall provide PBC with copies of any such changes. If any warranty and/or indemnification is not transferable, Imagistics will covenant to provide PBC with the practical benefits of such warranty and/or indemnification. Imagistics makes no warranties or representations as to the manufacture or performance of the Products to PBC, or to any ultimate purchaser of the Products, except as set forth in this Section A for New Equipment, and the accessories, spares, parts and supplies therefore. All Refurbished/Remanufactured Equipment and Used Equipment, and used accessories, spares, and parts are sold "AS-IS", "WHERE-IS", without warranties of any kind.

       B. Imagistics shall obtain any normal product certifications (e.g. United Lab "small c", international access standards, etc.) and modifications to meet local law requirements, including, without limitation, those relating to safety and language, and voltage; provided, however, that to the extent that there are incremental costs associated with obtaining any certifications or modifications, PBC shall bear the costs and expenses relating to same. If and when Imagistics incorporates any such improvements into the Products they shall be provided to PBC at no additional charge. Imagistics shall use its best efforts to get additional features at the lowest possible price from its suppliers to satisfy local requirements.


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VI.    INDEMNIFICATION/LIMITATION OF LIABILITY
       ---------------------------------------

       A. Imagistics shall indemnify, defend and hold harmless PBC, its affiliates, directors, officers, and employees, from and against any losses, claims of losses, damages and expenses (including without limitation court costs and attorneys' fees) caused by:

              i) Defective Equipment to the extent such indemnifications are provided by the equipment manufacturers to Imagistics;
              ii) Copyright or other intellectual property right infringements as set forth in Section VIII.E. below; and
              iii) any other matters with respect to which Imagistics has obtained indemnities and/or defense from its vendors/suppliers or third parties.

       B. PBC shall promptly notify Imagistics of any indemnification claims. Imagistics shall have the right to control the defense of such claim including the right, with the consent of PBC, to compromise or settle such claim. PBC shall provide reasonable assistance in such defense if requested by Imagistics and shall be reimbursed for the expenses incurred as a result of such assistance.

       C. As previously agreed, Imagistics will transfer warranties and indemnifications it receives from its suppliers for the equipment purchased by PBC hereunder. If any such warranties and/or indemnifications are not transferable, Imagistics hereby covenants to provide to PBC the practical benefits of such warranties and/or indemnifications. Imagistics hereby disclaims all warranties (express or implied), other than the indemnities or warranties referred to in this Agreement. Further, Imagistics will not be providing maintenance service on equipment sold to PBC.

       D. Imagistics shall provide PBC with notice prior to changing any provisions in any supplier/vendor contract relating to indemnities, warranties or any other provisions with respect to which Imagistics has agreed to pass on the benefits to PBC.

       E. Imagistics will, at its sole expense, indemnify, defend, and hold harmless PBC, and its parent, its present and future directors, officers, employees, shareholders, partners, owners and agents from and against any and all liabilities, penalties, fines forfeitures, demands, claims, causes of action, suits and costs and expenses incidental thereto, including costs of defense, settlements, and reasonable attorney's fees, which any or all of them may hereinafter suffer, incur, be responsible for, or pay out, arising from or caused as a result of a claim or action asserted by any third party based upon PBC's or its customer's use and/or possession of modifications to, or designs of equipment or software requested or completed by Imagistics, which equipment or software has then been supplied to PBC by Imagistics pursuant to this Agreement ("Infringing Equipment") infringing any patent, copyright, trade secret, trademark or other intellectual property right or interest of any third party ("Infringement") or any customer claim against PBC relating to any Infringement, and Imagistics will pay damages, costs, expenses, settlement amounts and judgments finally awarded against PBC or PBC's customers relating thereto (including court costs and attorneys' fees). PBC agrees to promptly notify Imagistics in writing of any matters in respect to which the foregoing indemnity may apply. Imagistics shall have the exclusive right to control and conduct the defense and settlement of all such claims or actions. PBC agrees to provide such assistance at Imagistics' expense that may be reasonably required by Imagistics in connection with such settlement or defense. If final judgment shall be obtained against PBC's or its customer's use or operation of the equipment supplied by Imagistics to PBC pursuant to this Agreement, or any part thereof, by reason of such Infringement, or if in Imagistics' opinion, such equipment is likely to become subject to a claim of Infringement, Imagistics shall, at its sole expense and option, either (a) modify the Infringing Equipment so that it becomes non-infringing without materially altering its capacity or performance; (b) procure for PBC or PBC's customer the right to continue to use the


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              Infringing Equipment; or (c) substitute for the Infringing
              Equipment other equipment having a capability equivalent to that of the Infringing Equipment. If neither (a) through (c) above is available to Imagistics, then Imagistics shall refund to PBC the purchase price of such unit of Infringing Equipment paid, pro ratable, based upon a thirty-six (36) month useful life and shall remove the Infringing Equipment at its sole cost and expense. Imagistics shall have no liability with respect to any such claim or action to the extent caused by the combination, operation or use of the Infringing Equipment with any equipment, device, or alteration to the Infringing Equipment not made or authorized in writing by Imagistics, provided such combination, operation or use is not contemplated by this Agreement or the Product specifications. The foregoing states the entire liability of Imagistics to PBC for Infringement.

       F. PBC shall indemnify and hold harmless Imagistics, and its present and future directors, officers, employees, shareholders, partners, owners and agents from any and all liabilities, penalties, fines, forfeitures, demands, claims, causes of actions, suits and costs and expenses incidental thereto, including costs of defense, settlements, and reasonable attorney's fees, which any or all of them may hereinafter suffer, incur, be responsible for, or pay out, arising from or caused by: (i) any purchase, lease, rental, or any other type of transaction of Products outside the Territory; (ii) any advertising, promotional materials, and marketing plans, and any amendments thereto, implemented or distributed by PBC or its agent, that have been modified by PBC and where the modified portion is solely the basis for a claim (such modifications shall specifically exclude co-branding); (iii) any work performed by PBC or its agent; (iv) any violation of Sections XI. G and H; (v) the negligent, willful, intentional acts of PBC, its employees and agents, arising from their performance under this Agreement; or (vi) any violation or default by PBC, its employees or agents, of its material obligations under this Agreement.

       G. Imagistics shall indemnify and hold harmless PBC, and its present and future directors, officers, employees, shareholders, partners, owners and agents from any and all liabilities, penalties, fines, forfeitures, demands, claims, causes of actions, suits and costs and expenses incidental thereto, including costs of defense, settlements, and reasonable attorney's fees, which any or all of them may hereinafter suffer, incur, be responsible for, or pay out, arising from or caused by: (i) the negligent, willful, intentional acts of Imagistics, its employees and agents, arising from their performance under this Agreement; or (ii) any violation or default by Imagistics, its employees or agents, of its material obligations under this Agreement.

       H. Neither party shall be liable to the other, for any special, indirect, incidental, punitive, exemplary or consequential damages (including without limitation loss of profits) arising out of or in connection with this Agreement or the Products.

       I. This section shall survive the termination of this Agreement, regardless of the basis for such termination.

VII.   SERVICE LEVEL AGREEMENTS
       ------------------------

       Imagistics will provide the following to PBC at no charge:

       A.     MARKETING & SALES SUPPORT

              i)      Monthly updates of new products.
              ii) Imagistics Creative for all brochures (electronically in a form that can be modified by PBC)
              iii)    An Imagistics product launch binder for each product
              iv) One time "train the trainer" session training on new products, provided that PBC is responsible for the cost of travel and lodging of its personnel participating in such training


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              v)      A master copy on a per product basis of training materials to be used for training the sales force
              vi) Ability for PBC to participate in events (Seminars, Trade Shows, etc.)

       B.     TECHNICAL & SERVICE SUPPORT

              i)      Quality assurance testing, engineering and R&D
              ii) One technical training (train the Trainer program) class per new product introduction including all new product/feature introductions, as well as iLearning. PBC may elect at their discretion to arrange technical training at a Canadian facility of their choice. PBC will pay the travel and living expenses of the trainer provided that PBC has approved such costs in advance.
              iii) Service bulletins and updates, trouble database, including access to all web related information and problem resolution procedures currently available.
              iv)     Technical & engineering bulletins
              v) Patches & interface kits (including software updates for existing products) provided that they are free to Imagistics; PBC shall pay any incremental costs specific to PBC with respect to the foregoing provided that PBC has approved such costs in advance
              vi) Hotline support for technical issues (third level only; i.e., after their customer engineer and technical support people have failed)
              vii) Diagnostic tools (software based) provided that they are free to Imagistics; PBC shall pay any incremental costs specific to PBC with respect to the foregoing provided that PBC has approved such costs in advance

              Imagistics will provide the following at a mutually agreed upon reasonable price:

              o Customization to products - Parties to include a co-development policy to meet Canadian requirements, including agreement delivery timetable, pre and post sales support, intellectual property rights etc.
              o       On-Site assistance
              o Coordination of third party engineering support for unique engineering requirements

VIII.  NOTICES
       -------

       A. Each of Imagistics and PBC shall appoint a single contact person to handle issues arising under this Agreement. As of the date of this Agreement, the primary Contact for each of Imagistics and PBC is set forth below:

              For PBC:          Richard Perri
                                Telephone: 905-219-3000
                                Email: richard.perri @pb.com

              For Imagistics:   Nathaniel Gifford
                                Telephone: 203-365-7039
                                Facsimile: 203-365-7119
                                Email: nathaniel.gifford@imagistics.com

              Each of the above shall be responsible for appointing a deputy to act on his behalf in his absence.

       B. Imagistics and PBC shall schedule periodic meetings for its sales people involved in cross border transaction to ensure open communications between PBC and Imagistics with respect to same.


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IX.    PRODUCT SOURCING
       ----------------

       Imagistics, through its product sourcing, will ensure that all Canadian regulatory requirements are met and will use its best efforts to ensure that Canadian product requirements are being met. The parties agree to meet at least twice per year to obtain PBC input in the types and qualities of products required to allow PBC to remain competitive in the Canadian market place.

X.     RISK OF LOSS
       ------------

       Risk of loss for all Products shall transfer to PBC upon Delivery to PBC.

XI.    DUTIES OF PBC AND IMAGISTICS
       ----------------------------

       A. PBC shall not sell the Products acquired under this Agreement outside of the Territory.

       B.     PBC shall not incur any liability on behalf of Imagistics.

       C. Should PBC or its customers purchase any parts or supplies associated with the Products from any party other than Imagistics, neither Imagistics nor it suppliers shall be liable for any damage to the equipment caused thereby.

       D. PBC agrees to provide Imagistics with a six (6) month rolling forecast updated by the day of each month orders for the Products; however, PBC shall only be committed to purchasing Products that it orders in its PO. Any modifications to lead time must be in writing and accepted by PBC, which acceptance shall not be unreasonably withheld conditioned or delayed, excepting that if lead times to Imagistics are changed, they shall be changed for PBC.

       E. PBC shall be responsible for the performance of warranty and maintenance service work on all Products sold, leased or otherwise disposed of by it. All warranty and maintenance service work shall be performed in a good and workmanlike manner, and to a standard, consistent with professional standards.

       F. In order to provide customers with better service and access to Products, PBC shall use reasonable commercial efforts to:

                      Maintain sales and service facilities of a reasonable quality.
                      Maintain reasonable levels of inventory of Products. Provide employees with proper training in sales, after-sales service and installation of Products. Maintain demonstration rooms or areas for Products.

       G. PBC shall comply with and require its agents, employees, and customers to comply with all written directions, safety notices, warnings and other written instructions furnished by Imagistics or its manufactures, and shall use and require its agents, employees, and customers to use reasonable care in the use of the Products. IMAGISTICS AND ITS SUPPLIERS SHALL HAVE NO OBLIGATION OR LIABILITY FOR ANY LIABILITIES RESULTING FROM THE FAILURE OF PBC TO OBSERVE THE PROVISIONS OF THIS SECTION, OR FOR ANY INJURY OR DAMAGE CAUSED, IN WHOLE OR IN PART, BY PBC OR PBC's CUSTOMER'S FAILURE TO COMPLY WITH APPLICABLE GOVERNMENTAL SAFETY REQUIREMENTS. This section shall survive the termination of this Agreement, regardless of the basis for such termination.

       H. PBC shall in: (i) the operation of its business; (ii) the importing, marketing, selling and servicing of the Products; and
              (iii) in its performance of its obligations under this Agreement, comply with


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              all applicable laws, statutes, rules and regulations, including that PBC shall dispose of all Products in accordance with all applicable laws and regulations. This section shall survive the termination of this Agreement, regardless of the basis for such termination.

XII.   INFORMATION EXCHANGE
       --------------------

       A. Any information exchanged between the parties during the term of this Agreement or any extension thereof and which is considered by the disclosing party to be confidential in nature shall be considered confidential only if disclosed in writing and marked "Confidential Information." Information disclosed orally or otherwise not meeting the requirements of this sub-paragraph shall not be considered confidential unless reduced to a writing and provided to the other party within 30 days.

       B. All Confidential Information disclosed in accordance with sub-paragraph A above shall be held in confidence by the receiving party during the term of this Agreement and for a period of 3 years thereafter and shall be used by the receiving party only for purposes of performing its obligations under this Agreement.

       C. The obligations of the receiving party under subparagraph B above and D and E below shall not apply to the sales, training, maintenance, repair, or service information provided pursuant to this Agreement, and any information which: (i) is already public or becomes available to the public through no breach of this Agreement by the receiving party; or (ii) was in the receiving party's possession prior to receipt from the disclosing party; or
              (iii) is lawfully received independently from a third party who is free to disclose such information to the receiving party; or (iv) is independently developed by or on behalf of the receiving party; or is required to be disclosed by a governmental agency or a court having proper jurisdiction. If such a requirement is made, the party required to make such a disclosure shall give the other party reasonable notice to enable the other party to try to protect the confidentiality of the information; or (v) is authorized to be disclosed by the receiving party with the disclosing party's prior written consent.

       D. The following shall be Confidential Information of Imagistics and PBC shall not disclose to any third party: (i) the pricing provided by Imagistics pursuant to this Agreement; (ii) any other terms of this Agreement or any Exhibit; or (iii) any information provided by Imagistics pertaining to its new or future Products or its marketing or sales strategy.

       E. The following shall be Confidential Information of PBC and Imagistics shall not disclose to any third party: (i) pricing, forecasting and cost information provided by PBC pursuant to this Agreement; or (ii) any information provided by PBC pertaining to its new or future Products or its marketing or sales strategy, excepting that such information in (i) and (ii) may be disclosed by Imagistics to its suppliers for ordering and forecasting purposes in accordance with the confidentiality provisions it has with such suppliers.

       F. This section shall survive the termination of this Agreement, regardless of the basis for such termination.

XIII.  TERMINATION
       -----------

       A. Either party may terminate this Agreement should the defaulting party fail to perform any material obligation hereunder and such failure continues unremedied for a period of thirty (30) days after the non-defaulting party provides written notice detailing such failure. An exception shall exist for good faith disputes between the parties.

       B.     All moneys due shall become payable immediately upon termination.


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       C.     Orders placed by PBC prior to the date of termination and accepted by Imagistics shall be completed by the agreed upon delivery date and PBC may continue to sell all Products in its possession.

       D. PBC shall continue to perform warranty service work on all Products sold by it.

       E. For a minimum period of 3 years from the date of termination of this Agreement, or for as long as parts and supplies are provided to Imagistics by its suppliers, in any event not to exceed 7 years from the earlier of the date of last manufacture of a unit of equipment or the termination date of this Agreement, Imagistics shall continue to provide warranty and non-warranty parts and supplies, and updated service manuals, to PBC for the purposes of servicing Products sold by it.

       F. PBC's account must be and remain current and in good standing in order to continue receiving the parts/supplies during the period mentioned above, otherwise Imagistics may refuse to sell warranty and non-warranty parts/supplies to PBC if PBC's account is in arrears. An exception shall exist for good faith disputes between the parties.

       G. After termination, PBC shall not represent or hold itself out as an authorized reseller, or engage in any practices, which would give an appearance of same, however it may utilize the Imagistics name and trademark(s) solely in the performance of its service obligations. In addition, PBC may sell off all equipment in its inventory.

XIV.   SOFTWARE
       --------

       While this Agreement is in effect, PBC shall have a non-exclusive license in the Territory for the sole purpose of distributing same with the applicable unit of Imagistics equipment sold, leased or rented by PBC to end users. PBC and its customers shall not modify, reverse engineer, decompile or disassemble any portion of such software. Should Imagistics receive any general updates or modification to such software for the purpose of fixing problems in the software, it shall provide same to PBC at no cost to PBC.

XV.    MISCELLANEOUS
       -------------

       A. This Agreement may not be assigned and/or its duties delegated without the written consent of both parties.

       B. Neither party shall be liable to the other for any delay or failure to perform its obligations due to any cause beyond its reasonable control including any act of God, the action of any government or judiciary; provided that in any such event, the parties shall use commercially reasonable efforts to notify the other of any such delay and make a diligent effort to resume its responsibilities hereunder.

       C. Written notice or submission of written replies required by this Agreement shall be accomplished by personal delivery, overnight courier, registered mail or certified mail (return receipt requested) postage prepaid addressed to the following location or such other location provided by the parties during the term of this Agreement by notice similarly given:

                      IF TO IMAGISTICS:                           IF TO PBC:
                      Imagistics International Inc.               Pitney Bowes of Canada Ltd.
                      100 Oakview Drive                           5500 Explorer Drive
                      Trumbull, CT 06611-4785                     Mississauga, ON
                      Attn:  Nathaniel Gifford,                   L4W 5C7, CANADA
                             VP Product Dev & Marketing           Attn:  Vice President, Finance

                      WITH A COPY TO:                             WITH A COPY TO:
                      Imagistics International Inc.               Pitney Bowes Inc.
                      100 Oakview Drive                           35 Waterview Drive
                      Trumbull, CT 06611-4785                     Shelton, CT 06484
                      Attn:  Corporate Counsel                    Attn:  Deputy General Counsel

              Notice will be effective upon personal delivery, or if mailed, as provided above on the first Business Day following the date of mailing.

       D. Any terms or conditions of this Agreement which by their express terms extend beyond termination or expiration of this Agreement or which by their nature shall so extend shall survive and continue in full force and effect after any termination or expiration of this Agreement.

       E. This Agreement together with the Exhibits attached hereto, constitute the entire agreement between the parties, concerning the subject hereof. No amendment, modification, or waiver of any term of this Agreement shall be effective unless such amendment, modification, or waiver is in writing and signed by Imagistics and PBC.

       F. Neither party's officers or employees, agents or contractors, will be deemed officers, employees, agents, or contractors of the other party for any purpose.

       G. No delay, failure or waiver of either party's exercise or partial exercise of any right or remedy under this Agreement shall operate to limit, impair, preclude, cancel, waive or otherwise affect the existence of such right or the exercise of such remedy at a future time.

       H. If any provision of this Agreement is held invalid, illegal, or unenforceable, the validity, legality, or enforceability of the remaining provisions shall in no way be affected or impaired thereby.

       I. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut without reference to the conflict of laws provisions thereof. The parties hereby consent to the personal jurisdiction of the state and federal courts within the State of Connecticut, County of Fairfield, for the adjudication of all matters relating to, or arising under this Agreement.

       J. No license or right, either directly or by implication, is granted to by either party to the other party to use the other party's name, trade names, trademarks, service marks, slogans, logos, designs or awards for any advertising, promotional or other purpose without prior written permission of the other party, excepting that PBC may disclose to third parties that it is an authorized reseller of Imagistics Products for as long as this Agreement is in effect.

       K. Neither party shall have any authority to enter into any contracts or binding commitments in the name of the other, except Imagistics may rely on purchase orders provided by PBC and order the Products contained therein on behalf of PBC.

       L. Neither party shall solicit for employment any employee of the other party for a period of one (1) year from the earlier of the date (i) such employee voluntarily leaves or is terminated from their employment with such party; or (ii) of termination of this Agreement; , unless such employee: (a) is dismissed as a result of a reduction in work force; (b) terminated for cause; or (c) is hired by a third party and then terminated by such party or leaves their employ.

       M. Each party hereby represents that the person signing this Agreement on their behalf is duly authorized and that this Agreement shall be binding upon such party.

Dated the day and date first above written.


Imagistics International Inc.                        Pitney Bowes of Canada, LTD



By /s/ Nathaniel Gifford                             By /s/ R. Seguin
   ---------------------                                -------------
   Nathaniel Gifford                                    R. Seguin
   Product Development and Marketing                    President





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